Exhibit 10.1

July 11, 2023

Mr. Yaron Eitan

188 Ludlow Street

Appt 4i

New York, NY 10002

Via Email: yeitan@selway.com

Dear Mr. Eitan,

This letter includes the key elements of our compensation arrangement with you. After you carefully review the content, please indicate your acceptance by signing and dating below, and returning this letter no later than July 14, 2023.

Title: Chairman of the Board

Start Date: July 1, 2023

Compensation: Annualized Base Salary of $168,000 which will be $7,000 per pay period. (24 pay periods annually). Your will be eligible for a variable work schedule in which you will work the hours necessary to complete your duties and to remain benefits eligible.

FLSA Status: Exempt

Office Location: Remote

Benefits: You will be eligible to participate in benefits effective August 1, 2023. Information related to Marpai benefit offerings will be provided under separate email.

This letter is not intended to constitute an employment agreement between you and the Marpai, or to obligate the Marpai to provide any specific terms of employment. Marpai may elect to alter the employment terms described in this letter at any time. Accordingly, your relationship to Marpai throughout your employment will be that of an employee at-will. This means that your employment with Marpai will not be for any definite length of time, and that either you or Marpai may terminate the employment relationship for any reason, with or without prior notice. The at-will status of your employment may not be altered in any way by any oral or written statement made by any employee of Marpai, except for an express written agreement to such effect signed by you and the Chief Executive Officer.

If you have any questions, please feel free to reach out. Please sign below noting your acceptance of this letter no later than July 14, 2023.

Sincerely,

Kim Howe

SVP, Human Resources

Marpai

Accepted by: (name) ____________________________________ Date: _________________